Exhibit 99.1

Listed on the New York Stock Exchange (CLP)	NEWS RELEASE

FOR IMMEDIATE RELEASE
Colonial Properties Trust reports second quarter 2005 earnings
BIRMINGHAM, Ala., July 28, 2005 — Colonial Properties Trust (NYSE: CLP), a diversified real estate investment trust that owns a portfolio of multifamily, office and retail properties, today reported financial results for the second quarter, ended June 30, 2005.
Net income available to common shareholders was $7.8 million or $0.20 per fully diluted share compared to $6.4 million or $0.24 per fully diluted share for the second quarter of 2004. The change from the previous year is primarily due to the increase in depreciation and the amortization of intangible assets related to the merger with Cornerstone Realty Income Trust (TCR), which was offset primarily by gain on sale of Colonial Village Lake Mary. Year-to-date earnings per share (EPS) were $2.38 in 2005, compared to $0.73 for the same period in 2004.
Funds from operations (FFO), a widely accepted measure of REIT performance, rose to $44.2 million or $0.88 per fully diluted share/unit (FFOPS), a 1.7 percent increase on a per share/unit basis from $32.7 million or $0.87 FFOPS in the same period a year ago. A reconciliation of net income available to common shareholders to FFO is provided in the attached tables.
“We are delivering the results we said we would deliver,” said Thomas H. Lowder, the company’s chairman and chief executive officer. “The Cornerstone integration has gone well and we continue to meet our targeted growth projections. Additionally, we are excited about our expanding development pipeline, including our newest projects in the for-sale arena.”
Highlights since the end of first quarter 2005:
     Corporate:
•	Successfully closed the merger with TCR on April 1, 2005.

•	Completed $316 million in acquisitions for a year-to-date total of $437 million.

Listed on the New York Stock Exchange (CLP)	NEWS RELEASE

•	Completed dispositions of $322 million for a year-to-date total of $533 million.

•	Posted growth in same-store net operating income (NOI) in all three operating divisions.

•	Announced $230 million in new development.

•	Introduced a new Direct Investment Program currently featuring a discount on dividend reinvestments and optional cash investments.

•	Paid a dividend of $0.675 per common share.
The company announced its entry into the for-sale residential business with a pipeline of projects totaling over $200 million. A new joint venture with Montecito Property Company for the conversion of apartment properties into condominium communities is the largest investment with an initial capital commitment of $120 million for the conversion of two properties in south Florida. The projects also include a condominium development in Charlotte, N.C., and two projects in the early stages of development in Gulf Shores, Ala.
     Multifamily:
•	Posted a 6.1 percent increase for the second quarter of 2005 in same-property NOI for the combined CLP and former TCR same-property portfolio compared to the same period in the prior year.

•	Posted an increase of 7.2 percent growth in same-property NOI for the second quarter of 2005 for the former CLP same-property multifamily portfolio over the same period in 2004; the seventh consecutive quarter of year-over-year same-property growth for Colonial Properties’ multifamily division.

•	Realized 5.5 percent increase in same-property NOI for the second quarter of 2005 for the former TCR portfolio compared to the same period in the prior year.

•	Reported occupancy of 96.3 percent for stabilized properties for the combined CLP and TCR portfolio; 97.3 percent for the CLP portfolio, a 90 basis point increase from the first quarter of 2005 and 95.7 percent for the former TCR portfolio.

•	Began development on three Colonial Grand multifamily communities in Austin, Texas.

•	Announced a joint venture with Montecito Property Company to convert apartment properties to condominium communities.

•	Sold one CLP and seven former TCR properties.

Listed on the New York Stock Exchange (CLP)	NEWS RELEASE

The company disposed of seven former TCR properties as well as one CLP multifamily property during the quarter. Totaling 2,133 units, the properties sold for $122.9 million and were located in Dallas, Texas; Forth Worth, Texas; Atlanta, Ga.; Charlotte, N.C.; and Orlando, Fla. The properties are part of an ongoing transaction that includes six CLP properties, which were sold at the end of the first quarter. To date, the transaction totals $266.7 million and represents a 6.3 percent capitalization rate.
     Office:
•	Achieved a 3.7 percent increase in NOI on a same-property basis compared to second quarter 2004.

•	Realized 92.7 percent occupancy for stabilized properties, a 320 basis point increase over first quarter 2005.

•	Acquired five office properties since the end of the first quarter; three Florida properties located in Tampa, Miami and Orlando; one property in Austin, Texas, and one in Charlotte, N.C.

•	Announced a build-to-suit project for Northrop Grumman in Huntsville, Ala.
Since the end of the first quarter, the company purchased five office properties totaling 1.2 million square feet. In keeping with the company’s opportunistic approach to its office business, the properties provide unique value added opportunities. Colonial Bank Center at 1200 Brickell Avenue in Miami, Fla., is located in one of the most desirable office markets in the country. Both Colonial Center Bayside in Tampa, Fla., and the Esplanade property in Charlotte, N.C., offer excellent value creation opportunities through lease-up of the assets. Research Park III & IV in Austin, Texas is 100 percent leased to a strong credit tenant through 2012.
     Retail:
•	Realized 1.7 percent increase in NOI on a same property basis compared to the second quarter, 2004.

•	Increased occupancy for stabilized properties from 91.0 percent to 91.6 percent from first quarter 2005, a 60 basis point increase.

Listed on the New York Stock Exchange (CLP)	NEWS RELEASE

•	Disposed of one mall during the quarter and two malls subsequent to the quarter close.

•	Announced the development of Pinnacle at Sumner Point, a retail shopping center, in Nashville, Tenn.
As part of its ongoing strategy to reposition its retail portfolio to shopping centers, the company sold one of its enclosed malls during the quarter and two in July. The company sold Colonial Mall Macon for $133.5 million, realizing an 8.5 percent capitalization rate. Colonial Mall Temple sold for $33.5 million and Colonial Mall Burlington sold for $32.5 million. Since December of 2004, the company sold five mall assets for a total of $320 million, representing a capitalization rate of 8.4 percent.
The company announced the development of a 300,000 square foot lifestyle center, Pinnacle at Sumner Point, in Hendersonville, Tenn. near Nashville. The company will invest $60 million in the center, which will contain a stadium-seated cinema, specialty retailers, and fine dining in an open-air setting. The project is expected to open in the spring of 2007.
Financing Activities
In connection with the TCR merger, the company assumed approximately $500 million of secured debt and prepaid approximately $350 million of secured debt. At the end of the second quarter, the company’s debt plus preferred equity was approximately 66.4 percent of gross assets.
Portfolio Overview — As of July 28, 2005
Multifamily: The company owns or manages approximately 47,700 comprised of 117 wholly owned properties totaling about 34,749 units, and holds a partial interest in 35 properties with 9,734 units. Additionally, the company provides third-party management services for approximately 3,228 units.
Office: Colonial Properties owns or manages 8.3 million square feet of office space. The company’s office portfolio includes 34 wholly-owned properties and one partially-owned property that together total 7.5 million square feet. The company manages six additional office properties totaling 0.8 million square-feet.

Listed on the New York Stock Exchange (CLP)	NEWS RELEASE

Retail: The company owns or manages 13.5 million square feet of retail space. These properties include 32 wholly-owned and two partially-owned shopping centers totaling 6.4 million square feet as well as 11 wholly-owned and one partially-owned regional mall with 6.7 million square feet. The company manages an additional four shopping centers with 0.3 million square feet of space.
EPS and FFO Per Share Guidance
The company’s guidance for the third-quarter and full-year 2005 for fully diluted EPS and FFOPS is set forth and reconciled below.

	Third-Quarter 2005 Range			Full-Year 2005 Range
	Low	—	High	Low	—	High
Fully Diluted EPS	$1.12	—	$1.17	$3.70	—	$5.80

Plus: Real Estate Depreciation & Amortization	1.05	—	1.05	3.64	—	3.64

Less: Gain on Sale of Assets	(1.28)	—	(1.30)	(3.68)	—	(5.72)

Fully Diluted FFOPS	$0.89	—	$0.92	$3.66	—	$3.72
“We have significant momentum in all our divisions,” Lowder said. “With the Cornerstone merger behind us, we are focusing on dispositions and the redeployment of capital. Since we have the ability to allocate capital across all property types, we can act nimbly for the right opportunities.”
For additional details of disposition and investment activities, see the company’s detailed Supplemental Financial Highlights available on the company’s website.
Conference Call and Supplemental Materials
The company will hold its quarterly conference call Thursday, July 28 at 1:00 pm central time. The call will include a review of the Company’s second quarter performance and discussion of the company’s strategy and current expectations for the future.
To participate, dial 1-877-500-9123. As with previous calls, a replay will be available for one week, by dialing 1-800-642-1687; the Conference ID will be 7451771. Access to the live call and a replay will be

Listed on the New York Stock Exchange (CLP)	NEWS RELEASE

available through the company’s website at http://www.colonialprop.com under “Investor Relations: Shareholder Information.”
Colonial Properties produces a supplemental information package that provides detailed information regarding operating performance, investing activities and the company’s overall financial position. For a copy of Colonial Properties’ detailed Supplemental Financial Highlights, please visit the Company’s website at http://www.colonialprop.com under the “Investor Relations: Financial Reporting” tab or contact Barbara Pooley in Investor Relations at 800-645-3917.
Colonial Properties Trust, through its subsidiaries, owns a portfolio of multifamily, office and retail properties where you live, work and shop in the Sunbelt. Colonial Properties Trust performs development, acquisition, management, leasing and brokerage services for its portfolio and properties owned by third parties. The company has a total market capitalization of approximately $5.5 billion. As of July 28, the company owned or managed 47,700 apartment units, 8.3 million square feet of office space and 13.5 million square feet of retail shopping space. Headquartered in Birmingham, Ala., Colonial Properties is listed on the New York Stock Exchange under the symbol CLP and is included in the S&P SmallCap 600 Index. For more information, visit www.colonialprop.com.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward looking statements. Factors that impact such forward looking statements include, among others, real estate conditions and markets; performance of affiliates or companies in which we have made investments; changes in operating costs; legislative or regulatory decisions; our ability to continue to maintain our status as a REIT for federal income tax purposes; the cost and availability of new debt financings; volatility of interest rates or capital market conditions; effect of any terrorist activity; or other factors affecting the real estate industry generally.
Except as otherwise required by the federal securities laws, the company assumes no liability to update the information in this press release.
The company refers you to the documents filed by the company from time to time with the Securities and Exchange Commission, specifically the section titled “Business-Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2004, which discuss these and other factors that could adversely affect the company’s results.
- # # # -

CONTACT:	Barbara M. Pooley, senior vice president, investor relations, 1-800-645-3917
Carter Langston, vice president, corporate communications, 704-643-7965

COLONIAL PROPERTIES TRUST
Financial Statements
Second Quarter 2005

BALANCE SHEET
($ in 000s)

	As of	As of
	6/30/2005	12/31/2004
ASSETS
Real Estate Assets
Operating Properties	$3,916,922	$2,696,304
Undeveloped Land & Construction in Progress	187,696	158,954

Total Real Estate, before Depreciation	4,104,618	2,855,258

Less: Accumulated Depreciation	(454,255)	(437,635)
Real Estate Assets Held for Sale, net	536,742	167,712

Net Real Estate Assets	4,187,105	2,585,335

Cash and Equivalents	43,981	10,725
Restricted Cash	7,269	2,333
Accounts Receivable, net	23,511	20,642
Notes Receivable	26,738	906
Prepaid Expenses	16,234	11,238
Deferred Debt and Lease Costs	45,703	36,750
Investment in Unconsolidated Subsidiaries	77,858	65,472
Other Assets	127,990	67,942

Total Assets	$4,556,389	$2,801,343

LIABILITIES
Long-Term Liabilities
Unsecured Credit Facility	$622,759	$239,970
Notes and Mortgages Payable	2,225,554	1,615,817

Total Long-Term Liabilities	2,848,313	1,855,787
Other Liabilities	154,477	74,548

Total Liabilities	3,002,790	1,930,335

MINORITY INTEREST & EQUITY

Limited Partners’ Interest in Consolidated Partnership	2,787	1,389

Preferred Shares and Units, at Liquidation Value
Series B 7 1/4%, Preferred Units	100,000	100,000
Series C 9 1/4%, Preferred Shares	50,000	50,000
Series D 8 1/8%, Preferred Shares	125,000	125,000
Series E 7 5/8%, Preferred Shares	133,159	—

Total Preferred Shares and Units, at Liquidation Value	408,159	275,000

Common Equity, including Minority Interest in Operating Partnership	1,142,653	594,619

Total Equity, including Minority Interest	1,553,599	871,008

Total Liabilities and Equity	$4,556,389	$2,801,343

SHARES & UNITS OUTSTANDING, END OF PERIOD
(shares and units in 000s)

	As of	As of
	6/30/2005	12/31/2004
Basic
Shares	39,657	27,599
Operating Partnership Units (OP Units)	10,873	10,373

Total Shares & OP Units	50,530	37,972

Dilutive Common Share Equivalents	—	341

Diluted
Shares	39,657	27,940
Total Shares & OP Units	50,530	38,313

COLONIAL PROPERTIES TRUST
Financial Statements
Second Quarter 2005

CONSOLIDATED STATEMENTS OF INCOME
($ in 000s, except per share data)	Three Months Ended			Six Months Ended
	6/30/2005	6/30/2004		6/30/2005	6/30/2004
Revenue
Minimum Rent	$106,913	$58,588	82.5%	$178,516	$114,352	56.1%
Percentage Rent	403	409	-1.5%	1,030	842	22.3%
Tenant Recoveries	8,814	6,834	29.0%	17,561	13,814	27.1%
Other Property Related Revenue	8,243	4,294	92.0%	12,567	7,903	59.0%
Other Non-Property Related Revenue	4,506	1,380	226.5%	7,812	2,676	191.9%

Total Revenue	128,879	71,505	80.2%	217,486	139,587	55.8%

Operating Expenses
Property Operating Expenses:
General Operating Expenses	10,128	5,156	96.4%	16,393	10,123	61.9%
Salaries and Benefits	7,980	3,277	143.5%	12,150	6,257	94.2%
Repairs and Maintenance	11,242	6,910	62.7%	19,035	12,899	47.6%
Taxes, Licenses, and Insurance	13,853	6,420	115.8%	23,095	12,919	78.8%

Total Property Operating Expenses	43,203	21,763	98.5%	70,673	42,198	67.5%

General and Administrative	10,963	5,678	93.1%	19,364	11,217	72.6%
Depreciation	34,134	17,773	92.1%	57,697	34,697	66.3%
Amortization	26,011	2,534	926.5%	30,537	4,752	542.6%

Total Operating Expenses	114,311	47,748	139.4%	178,271	92,864	92.0%

Income from Operations	14,568	23,757	-38.7%	39,215	46,723	-16.1%

Other Income (Expense)
Interest Expense	(32,531)	(16,176)	101.1%	(55,067)	(30,555)	80.2%
Income from Investments	186	283	-34.3%	285	388	-26.5%
Gain (Loss) on Hedging Activities	143	160	-10.6%	422	80	427.5%
Gain on Sale of Property	1,492	1,117	33.6%	2,618	2,119	23.5%
Other	(627)	(87)	620.7%	(837)	(107)	682.2%

Total Other Expense	(31,337)	(14,703)	113.1%	(52,579)	(28,075)	87.3%

Income (Loss) before Minority Interest & Discontinued Operations	(16,769)	9,054	-285.2%	(13,364)	18,648	-171.7%

Minority Interest
Minority Interest of limited partners	(247)	(10)	2370.0%	(476)	(10)	4660.0%
Minority Interest in CRLP — Preferred	(1,813)	(1,813)	0.0%	(3,625)	(3,868)	-6.3%
Minority Interest in CRLP — Common	5,411	(978)	-653.3%	6,664	(2,069)	-422.1%

Total Minority Interest	3,351	(2,801)	-219.6%	2,563	(5,947)	-143.1%

Income (Loss) from Continuing Operations	(13,418)	6,253	-314.6%	(10,801)	12,701	-185.0%

Discontinued Operations
Income from Discontinued Operations	8,735	5,021	74.0%	15,171	10,378	46.2%
Gain (Loss) on Disposal of Discontinued Operations	26,303	347	7480.1%	118,075	9,738	1112.5%
Minority Interest in Discontinued Operations	(7,565)	(1,485)	409.4%	(32,419)	(5,596)	479.3%

Income from Discontinued Operations	27,473	3,883	607.5%	100,827	14,520	594.4%

Net Income	14,055	10,136	38.7%	90,026	27,221	230.7%

Dividends to Preferred Shareholders	(6,232)	(3,695)	68.7%	(9,927)	(7,391)	34.3%

Net Income Available to Common Shareholders	$7,823	$6,441	21.5%	$80,099	$19,830	303.9%

Earnings per Share — Basic
Continuing Operations	$(0.50)	$0.10	-600.0%	$(0.62)	$0.20	-410.0%
Discontinued Operations	0.70	0.14	400.0%	3.00	0.54	455.6%

EPS — Basic	$0.20	$0.24	-16.7%	$2.38	$0.74	223.0%

Earnings per Share — Diluted
Continuing Operations	$(0.50)	$0.10	-600.0%	$(0.62)	$0.20	-410.0%
Discontinued Operations	0.70	0.14	400.0%	3.00	0.53	466.0%

EPS — Diluted	$0.20	$0.24	-16.7%	$2.38	$0.73	227.4%

SECOND QUARTER FUNDS FROM OPERATIONS (FFO) RECONCILIATION

COLONIAL PROPERTIES TRUST
Financial Statements
Second Quarter 2005

($ in 000s, except per share data)	Three Months Ended			Six Months Ended
	6/30/2005	6/30/2004		6/30/2005	6/30/2004
Net Income Available to Common Shareholders	$7,823	$6,441	21.5%	$80,099	$19,830	303.9%
Minority Interest in CRLP (Operating Ptr Unitholders)	2,154	2,463	-12.5%	25,755	7,665	236.0%

Total	9,977	8,904	12.1%	105,854	27,495	285.0%

Adjustments — Consolidated Properties
Depreciation — Real Estate	34,658	21,554	60.8%	59,885	42,282	41.6%
Amortization — Real Estate	24,720	1,797	1275.6%	28,308	3,196	785.7%
Remove: Gain/(Loss) on Sale of Property	(27,795)	(811)	3327.3%	(118,253)	(11,204)	955.5%
Include: Gain/(Loss) on Sale of Undepreciated Property	1,459	1,115	30.9%	2,525	2,123	18.9%

Total Adjustments — Consolidated	33,042	23,655	39.7%	(27,535)	36,397	-175.7%

Adjustments — Unconsolidated Properties
Depreciation — Real Estate	1,210	918	31.8%	2,383	1,959	21.6%
Amortization — Real Estate	2	20	-90.0%	3	36	-91.7%
Remove: Gain/(Loss) on Sale of Property	—	(799)	-100.0%	(2,440)	(799)	205.4%
Include: Gain/(Loss) on Sale of Undepreciated Property	—	—		—	—

Total Adjustments — Unconsolidated	1,212	139	771.9%	(54)	1,196	-104.5%

Funds from Operations	$44,231	$32,698	35.3%	$78,265	$65,088	20.2%

FFO per Share
Basic	$0.88	$0.87	0.9%	$1.77	$1.75	1.4%
Diluted	$0.88	$0.87	1.7%	$1.77	$1.73	2.3%

Pursuant to the definition of Funds from Operations (“FFO”) adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), FFO is calculated by adjusting net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis.

The Company believes that FFO is useful to investors because it provides an additional indicator of the Company’s financial and operating performance. This is because, by excluding the effect of real estate depreciation and gains (or losses) from sales of properties (all of which are based on historical costs which may be of limited relevance in evaluating current performance), FFO can facilitate comparison of operating performance among equity REITs. FFO is a widely recognized measure in the Company’s industry. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net cash flows from operating activities (determined in accordance with GAAP), as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

SECOND QUARTER SHARES AND UNITS OUTSTANDING, WEIGHTED
(shares and units in 000s)

	Three Months Ended			Six Months Ended
	6/30/2005	6/30/2004		6/30/2005	6/30/2004
Basic
Shares	39,325	27,089	45.2%	33,575	26,880	24.9%
Operating Partnership Units (OP Units)	10,868	10,358	4.9%	10,604	10,360	2.4%

Total Shares & OP Units	50,193	37,447	34.0%	44,179	37,240	18.6%

Dilutive Common Share Equivalents	—	293	-100.0%	—	336	-100.0%

Diluted (1)
Shares	39,325	27,382	43.6%	33,575	27,216	23.4%
Total Shares & OP Units	50,193	37,740	33.0%	44,179	37,576	17.6%

Notes:

(1)	For periods where the Company reported a net loss from continuing operations (after preferred dividends), the effect of dilutive shares has been excluded from per share computations as including such shares would be anti-dilutive.

SECOND QUARTER SEGMENT DATA & RECONCILIATION

COLONIAL PROPERTIES TRUST
Financial Statements
Second Quarter 2005

	Three Months Ended			Six Months Ended
	6/30/2005	6/30/2004		6/30/2005	6/30/2004
Net Operating Income (NOI)
Divisional Same-Property NOI
Multifamily	$13,715	$12,790	7.2%	$26,931	$25,197	6.9%
Office	17,344	16,728	3.7%	32,804	33,435	-1.9%
Retail	21,212	20,858	1.7%	43,221	42,608	1.4%

Total Same-Property	52,271	50,376	3.8%	102,956	101,240	1.7%
Less: Unconsolidated Assets	(897)	(769)		(1,796)	(1,612)

Same-Property NOI, Consolidated	51,374	49,607		101,160	99,628

Divisional Non Same-Property NOI
Multifamily	34,407	4,932		44,252	8,700
Office	3,187	541		4,987	835
Retail	7,293	5,888		16,573	11,336

Total Non-Same Property	44,887	11,361		65,812	20,871
Less: Unconsolidated Assets	(2,091)	(1,385)		(4,140)	(2,920)

Non Same-Property NOI, Consolidated	42,796	9,976		61,672	17,951

Divisional Total NOI
Multifamily	48,122	17,722	171.5%	71,183	33,897	110.0%
Office	20,531	17,269	18.9%	37,791	34,270	10.3%
Retail	28,505	26,746	6.6%	59,794	53,944	10.8%

Total Divisional NOI	97,158	61,737	57.4%	168,768	122,111	38.2%
Less: NOI, Unconsolidated	(2,988)	(2,154)		(5,937)	(4,532)
Less: Discontinued Operations	(12,983)	(11,217)		(23,800)	(22,927)
Unallocated Corporate Rev	4,506	1,380		7,812	2,676
Other Revenue (Expense)	(17)	(4)		(30)	61
General & Administrative Expenses	(10,963)	(5,678)		(19,364)	(11,217)
Depreciation	(34,134)	(17,773)		(57,697)	(34,697)
Amortization	(26,011)	(2,534)		(30,537)	(4,752)

Income from Operations, restated for additional discontinued operations	14,568	23,757		39,215	46,723
Total Other Income (Expense)	(31,337)	(14,703)		(52,579)	(28,075)

Income from Continuing Operations before Extraordinary Items, Minority Interest and Discontinued Operations, as restated for additional discontinued operations	(16,769)	9,054		(13,364)	18,648

Add: Discontinued Operations Income, post 2Q 2004	—	4,525		—	9,469

Income from Continuing Operations before Extraordinary Items, Minority Interest and Discontinued Operations, per corresponding 10-K or 10-Q	$(16,769)	$13,579		$(13,364)	$28,117

Divisional NOI is defined as total property revenues, including unconsolidated partnerships and joint ventures, less real estate expenses (such items as repairs and maintenance, payroll, utilities, property taxes, insurance, advertising, management fees).

The Company believes Total Divisional NOI (and other NOI measures aggregating segment data) is useful to investors as a meaningful indicator of property level operating performance and current market conditions affecting the Company .. Additionally, the Company also believes Total Divisional NOI (and such other NOI measures) is useful to investors because NOI is commonly used industry-wide to evaluate and compare property level operating results of real estate companies, allowing investors to view the Company in comparison to these other real estate companies. The Company cautions investors that other real estate companies may calculate Total Divisional NOI on a basis different than the Company. In addition, Total Divisional NOI (and such other NOI measures) should not be viewed as a substitute measure of performance for GAAP income from continuing operations or other applicable GAAP performance measures.